Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1-A12 of our report dated March 21, 2023, relating to the financial statements Hanryu Holdings, Inc. for the years ended December 31, 2022 and 2021 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

July 11, 2023